Exhibit 99.1

Press Release

Bio-Rad Reports Third-Quarter 2017 Financial Results

HERCULES, Calif.- November 2, 2017-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, announced financial results today for the third quarter ended September 30, 2017.

Third-quarter 2017 net sales were $535.0 million, an increase of 5.2 percent compared to $508.7 million reported for the third quarter of 2016. On a currency-neutral basis, quarterly net sales increased 3.4 percent compared to the same period last year.

The Life Science segment net sales in the third quarter of 2017 were $193.6 million, an increase of 8.7 percent compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased 7.6 percent compared to the third quarter of 2016. Currency-neutral sales growth was primarily driven by sales of Droplet Digital PCR, food safety, and gene expression product lines, as well as sales from the recent acquisition of RainDance Technologies. This growth was somewhat offset by a decline in process chromatography media sales. The currency-neutral sales increase was reflected in all three major regions: Americas, Europe, and Asia Pacific.

Net sales for the Clinical Diagnostics segment in the third quarter of 2017 were $338.0 million, an increase of 3.3 percent compared to the third quarter of 2016. On a currency-neutral basis, sales increased 1.2 percent compared to the same period last year. The currency-neutral sales increase was primarily driven by increases in blood typing, immunology, and quality control product lines. Currency-neutral sales for the quarter reflected increases in Europe and Asia Pacific, partially offset by slowness in North America.

Net income for the third quarter of 2017 was $27.4 million, or $0.91 per share on a fully diluted basis, compared to $18.4 million, or $0.62 per share, during the third quarter of 2016. In addition to higher sales, net income for the third quarter of 2017 versus the same period last year was favorably impacted by a higher gross margin that increased to 56.9 percent versus 54.9 percent during the third quarter of 2016.

Net income for the third quarter of 2017 also benefitted from lower SG&A expense, which included a decrease in contingent consideration, professional services, and legal settlement expense. Net income was also somewhat offset by $8.4 million of additional expense associated with the closure of the GnuBIO research program.

“We are encouraged overall by our performance in the third quarter, which reflects growth of many of our key product lines and markets as well as an improved operating result for the quarter,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “We are also pleased to report that during the third quarter we recovered a sizable amount of sales that were disrupted by our major ERP deployment in Western Europe during the second quarter, and we are now operating at a more normalized level,” he added

The following table compares certain non-cash or non-recurring items from Q3 2017 to Q3 2016:

(in millions)	Q3 2017	Q3 2016
Purchase accounting amortization
COGS	$4.9	$ 7.2
SG&A	$2.4	$ 1.7
Acquisition-related expense
R&D	$3.0	--
Contingent Consideration
SG&A	($3.0)	($0.3)
Restructuring
SG&A	$0.8	--
R&D	$7.6	--
Legal matters
SG&A	--	$5.0
Total impact to operations	$15.7	$13.6

The effective income tax rate for the third quarter of 2017 was 29 percent, compared to 19 percent for the same quarter in 2016. The effective tax rate for the third quarter of 2017 included tax benefits related to share-based compensation. The lower tax rate during the third quarter of 2016 was primarily due to tax benefits related to additional foreign tax credits from foreign cash repatriations.

Year-to-date net sales increased 2.9 percent to $1.54 billion compared to $1.50 billion for the same period in 2016. Adjusting for the impact of currency, year-to-date net sales grew 2.7 percent.

Year-to-date net income for 2017 was $44.8 million, or $1.49 per share on a fully diluted basis, compared to $48.7 million, or $1.65 per share, reported during the same period in 2016.

Financial Outlook
For the fourth quarter 2017, the Company anticipates net sales to be between $615 to $625 million, which includes sales from the recently acquired RainDance Technologies, and assumes using current foreign exchange rates. Consolidated gross margin for the fourth quarter is anticipated to be between 54.5 and 55.0 percent which is in line with the year-to-date results. Based on this outlook, the operating margin for the fourth quarter 2017 is anticipated to be between 9.5 to 10.5 percent of sales.

“Our strong performance in the third quarter has paved the way for continued momentum for the fourth quarter, a nice way to exit the year,” Mr. Schwartz said. “Investments in our operations that notably impacted profitability over the past few years are beginning to contribute to our improved outlook in the near term and sets us on a path for growth and margin expansion in 2018 and beyond.”

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) November 2, 2017. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., Conference ID: 96703879. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at www.bio‑rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The Company employs more than 8,350 people worldwide and had net sales exceeding $2 billion in 2016. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, the growth of our business, continued momentum for our performance in the fourth quarter, expectations regarding investments in our operations and for an improved outlook in the near term, realizing growth and margin expansion in 2018 and beyond, and our expectations regarding recently acquired businesses and regarding our products and our release of new products.

Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “anticipate,” “believe,” “expect,” “assume,” “continue,” “may,” “will,” “intend,” “estimate,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, difficulties in implementing our global enterprise resource planning system, our ability to integrate acquired companies, products or technologies into our company successfully, our ability to compete effectively, foreign currency exchange fluctuations, recent and planned changes to our global organizational structure and executive management team, product quality and liability issues, international legal and regulatory risks, reductions in government funding or capital spending of our customers, supply chain issues, changes in the healthcare industry, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor & Financial Contacts:

Bio-Rad Laboratories, Inc.
Christine Tsingos
Executive Vice President and Chief Financial Officer
510-724-7000
investor_relations@bio-rad.com

Ron Hutton
Vice President and Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$535,003	$508,745	$1,539,720	$1,496,719
Cost of goods sold	230,483	229,276	691,914	672,989
Gross profit	304,520	279,469	847,806	823,730
Selling, general and administrative expense	196,769	201,452	604,736	596,704
Research and development expense	61,372	49,924	173,483	148,321
Impairment loss on long-lived asset	—	—	—	2,360
Income from operations	46,379	28,093	69,587	76,345
Interest expense	5,597	5,634	16,408	16,846
Foreign currency exchange losses, net	3,363	1,210	7,668	3,576
Other (income) expense, net	(1,436)	(1,439)	(14,611)	(13,824)
Income before income taxes	38,855	22,688	60,122	69,747
Provision for income taxes	(11,462)	(4,283)	(15,281)	(21,052)
Net income	$27,393	$18,405	$44,841	$48,695

Basic earnings per share:
Net income per basic share	$0.92	$0.63	$1.51	$1.66
Weighted average common shares - basic	29,660	29,444	29,618	29,402

Diluted earnings per share:
Net income per diluted share	$0.91	$0.62	$1.49	$1.65
Weighted average common shares - diluted	30,052	29,671	29,994	29,592

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$328,894	$456,264
Short-term investments	392,123	387,736
Accounts receivable, net	419,708	372,348
Inventories, net	601,571	524,961
Other current assets	150,155	103,215
Total current assets	1,892,451	1,844,524

Property, plant and equipment, net	500,687	488,614
Goodwill, net	520,706	477,115
Purchased intangibles, net	181,133	161,609
Other investments	1,032,801	830,790
Other assets	57,950	47,852
Total assets	$4,185,728	$3,850,504

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$273,958	$296,473
Current maturities of long-term debt	452	334
Income and other taxes payable	30,983	28,124
Other current liabilities	161,063	146,391
Total current liabilities	466,456	471,322

Long-term debt, net of current maturities	434,475	434,186
Other long-term liabilities	436,350	358,237
Total liabilities	1,337,281	1,263,745

Total stockholders’ equity	2,848,447	2,586,759
Total liabilities and stockholders’ equity	$4,185,728	$3,850,504

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities:
Cash received from customers	$1,518,919	$1,530,605
Cash paid to suppliers and employees	(1,433,424)	(1,365,548)
Interest paid, net	(10,572)	(11,195)
Income tax payments, net	(39,821)	(37,373)
Other operating activities	(571)	4,825
Net cash provided by operating activities	34,531	121,314
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(74,874)	(11,785)
Other investing activities	(87,615)	(151,972)
Net cash used in investing activities	(162,489)	(163,757)
Cash flows from financing activities:
Payments on long-term borrowings	(220)	(231)
Other financing activities	(3,015)	6,422
Net cash (used in) provided by financing activities	(3,235)	6,191
Effect of foreign exchange rate changes on cash	3,823	(3,358)
Net decrease in cash and cash equivalents	(127,370)	(39,610)
Cash and cash equivalents at beginning of period	456,264	457,549
Cash and cash equivalents at end of period	$328,894	$417,939

Reconciliation of net income to net cash provided by operating activities:
Net income	$44,841	$48,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106,051	110,156
Changes in working capital	(144,939)	(50,374)
Other	28,578	12,837
Net cash provided by operating activities	$34,531	$121,314